Exhibit 99.1

News Release

Contacts:    Media:                        Investor Relations:
David Bruce                    Bob Brunn
(305) 500-4999                    (305) 500-4053

Ryder Hosts 2016 Investor Day and Reaffirms Second Quarter and Full-Year Guidance

MIAMI, May 19, 2016 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, will hold its Investor Day today, Thursday, May 19, at 8:30 a.m. Eastern, at the Sheraton Times Square in New York City.

In conjunction with Ryder’s Investor Day, the Company is reaffirming its second quarter 2016 comparable earnings from continuing operations forecast of $1.50 to $1.55 per diluted share, and its full-year 2016 comparable earnings from continuing operations forecast of $6.10 to $6.30 per diluted share, as provided on the Company’s recent first quarter 2016 earnings call.

“Our second quarter and full-year forecast remains in-line with our most recent outlook,” said Robert Sanchez, Ryder Chairman and Chief Executive Officer. “For the balance of the year, we anticipate Ryder’s contractual businesses to continue to grow in line with our prior expectations. We also continue to see solid new sales activity across all contractual businesses and continued expansion of our lease fleet. Both used vehicle sales and commercial rental results remain in line with the outlook we provided in April.”

A live webcast of Ryder’s Investor Day will be available at approximately 8:30 a.m. Eastern today at http://investors.ryder.com. An online replay of the conference will also be available via this same link at approximately 2 p.m. Eastern on Thursday, and will remain accessible for one year. Presentations from the event will also be made available on http://investors.ryder.com.

About Ryder
Ryder is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder has been named among FORTUNE’s World’s Most Admired Companies, and has been recognized for its industry-leading practices in third-party logistics, environmentally-friendly fleet and supply chain solutions, and world-class safety and security programs. The Company is a proud member of the American Red Cross Disaster Responder Program, supporting national and local disaster preparedness and response efforts. For more information, visit www.ryder.com, and follow us on our Online Newsroom, Facebook, LinkedIn, Twitter, and YouTube.

Note Regarding Forward-Looking Statements:
Certain statements and information included in this presentation are "forward-looking statements" under the Federal Private Securities Litigation Reform Act of 1995, including our strategies for future growth, expectations regarding market conditions, earnings performance, cash flow, and capital expenditures. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, lower than expected lease sales, further decreases in commercial rental demand or poor acceptance of rental pricing, our ability to right-size our commercial rental fleet in line with demand, availability of labor to maintain our fleet at normalized levels, worsening of market demand for used vehicles impacting current pricing, residual values and our anticipated proportion of retail versus wholesale sales, lack of customer demand for on-demand maintenance, higher than expected maintenance costs from new engine technology or due to lower than expected benefits from maintenance initiatives, decreases in freight demand or volumes, poor operational execution particularly with start-ups and new product launches, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, slower than expected global economic recovery, business interruptions or expenditures due to severe weather or natural occurrences, competition from other service providers and new entrants, customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, unexpected bad debt reserves or write-offs, changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures:  This presentation includes certain non-GAAP financial measures as defined under SEC rules such as comparable earnings per share forecast.  Additional information as required by Regulation G regarding non-GAAP financial measures can be found in our most recent Form 10-K, Form 10-Q and Form 8-K filed as of the date of this presentation with the SEC, which are available at http://investors.ryder.com.

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RYDER SYSTEM , INC. AND SUBSIDIRIES
NON-GAAP FINANCIAL MEASURES
EARNINGS PER SHARE FORECAST

Comparable earnings per share from continuing operations forecast:*	Second Quarter 2016	Full Year 2016
EPS from continuing operations	$1.42 - 1.47	$5.79 - 5.99
Non-operating pension costs	0.08	0.31
Comparable EPS from continuing operations forecast*	$1.50 - 1.55	$6.10 - 6.30

* Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

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